Exhibit 19.1

PJT PARTNERS INC.

SECURITIES TRADING POLICIES AND PROCEDURES

1.
GENERAL

These policies and procedures (this “Policy”) govern trading activity in securities of PJT Partners Inc. (the “Company”) and its subsidiaries (collectively, “PJT Partners”) by members of the Board of Directors (“Directors”) of the Company, officers, other employees of the Company, and such consultants and advisors designated as subject to this Policy (collectively, “PJT Personnel”).

If you have any question about whether you are subject to this Policy, please contact the Company’s General Counsel or Corporate Secretary.

The U.S. Securities and Exchange Commission (the “SEC”) defines purchases and sales to include an extensive list of transactions beyond simple open-market transactions to buy or sell PJT Partners securities (which, for purposes of this Policy, includes securities (“Partnership Units”) of PJT Partners Holdings LP (the “Partnership”)). Transactions subject to this Policy include any purchase, sale or other transaction to acquire, transfer ownership or dispose of securities, including derivative exercises, gifts or other contributions, pledges, exercises of stock options granted under the Company’s stock plans, sales of stock acquired upon the exercise of options and trades made under an employee benefit plan, such as 401(k) plans. The term “securities” should be broadly construed and shall include, but not be limited to, stock, preferred stock, partnership units, debt securities, such as bonds, notes and debentures, as well as puts, calls, options and other similar instruments.

2.
STATEMENT OF POLICY

It is the policy of the Company that the Company and PJT Personnel comply with all federal and state securities laws and regulations applicable to the purchase and sale of the Company’s securities. Accordingly, PJT Personnel may not trade in the Company’s securities at any time when such person has material non-public information concerning the Company. It is the responsibility of PJT Personnel to be certain that such person does not have material non-public information when determining to trade. (See Section 3, “Certain Permitted Actions,” below.)

PJT Personnel may not disclose (“tip”) material non-public information to any other person (including but not limited to family members, friends or business associates), and no PJT Personnel may make trading recommendations on the basis of material non-public information. In addition, PJT Personnel should take care before trading on the recommendation of others to ensure that the recommendation is not the result of an illegal “tip.”

The provisions set forth herein apply to all PJT Personnel, regardless of whether they are located in the U.S. or another country. Violations of these rules may expose both the Company and PJT Personnel to criminal and civil sanctions. In addition, PJT Personnel who violate the provisions of this Policy are subject to disciplinary action, up to and including immediate termination of service. It should be noted that PJT Personnel may not violate the rules set forth herein even indirectly. Accordingly, PJT Personnel cannot instruct others to take actions that PJT Personnel are prohibited pursuant to this Policy from taking.

3.
CERTAIN PERMITTED ACTIONS

For the avoidance of doubt, the following actions involving the Company’s securities are not prohibited by this Policy:

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distributions or transfers that effect only a change in the form of beneficial interest without changing your pecuniary interest in the Company’s securities (for example, to certain types of trusts of which you are the sole beneficiary during your lifetime), provided that prior written notice of such distribution or transfer is provided to the Legal and Compliance Department;

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the exercise of stock options to buy and hold the Company’s stock (and not sell) (including any net settled stock option exercise to buy and hold) under our equity incentive plans; however, the sale of any such stock acquired upon such exercise, including as part of a broker-assisted cashless exercise of an option or any other market sale for the purpose of generating the cash needed to pay the exercise price of an option or to satisfy tax withholding requirements, is subject to this Policy;
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the withholding by the Company (whether mandated by the Company or pursuant to a tax withholding right) of shares of restricted stock, shares underlying restricted stock units or shares subject to an option, in each case to satisfy tax withholding requirements;
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the execution of transactions pursuant to a trading plan that complies with SEC Rule 10b5-1 and has been approved by the Company (See Section 8, “10b5-1 and Other Trading Plans for PJT Securities,” below);
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sales of the Company’s securities as a selling stockholder in a registered public offering in accordance with applicable securities laws; and
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participation in a Dividend Reinvestment Program (“DRIP”), with pre-clearance pursuant to Section 6 to activate and deactivate the DRIP.

4.
WHAT IS “MATERIAL NON-PUBLIC INFORMATION”?

“Material”

Information is “material” if it has potential “market significance,” meaning that (i) it is reasonably likely to have a substantial effect on the price of a company’s securities, (ii) there is a substantial likelihood that knowledge of the information would be considered important by the reasonable investor in making an investment decision regarding an issuer’s security, or (iii) there is a substantial likelihood that the reasonable investor would consider disclosure of the information to significantly alter the “total mix” of information publicly available relating to an issuer’s securities. As a commonsense guide, information should be considered material if public disclosure of the information would likely affect the price of an issuer’s securities. Both positive and negative information may be material.

“Non-Public”

Information should be considered “non-public” unless PJT Personnel can point to some specific fact or event indicating that the information has been generally disseminated to the public by the issuer, such as disclosure in a press release, over a wire service, on the broad tape, on the internet, in newspapers or radio, or television or other public media or in publicly filed documents such as proxy statements and prospectuses. Information is not “public” if disseminated through non-authorized sources, such as market rumors or market speculation.

Information should also be considered “non-public” even when it has been publicly disclosed until a reasonable period of time has elapsed following disclosure, allowing for the information to be “digested” by the securities markets. What constitutes a reasonable period of time will vary depending on a number of factors, including the nature of the information; two (2) full trading days generally should be considered the minimum period. The dissemination of a market rumor should not be considered to be sufficient disclosure to constitute public disclosure of the information.

5.
WINDOW PERIODS

We have established four “windows” of time for each fiscal year during which PJT Personnel may engage in transactions involving securities of PJT Partners. These windows also apply to transactions by family members of PJT Personnel, which includes spouses, minor children and any other family members having the same home as PJT Personnel, as well as any other account for which PJT Personnel make or influence investment decisions, such as an account for a member of their family who consults them about investment decisions or a trust account or other account as to which they have investment authority. PJT Personnel may only trade in the Company’s securities during the four window periods that occur each fiscal year or in connection with a registered primary or secondary underwritten offering of the Company. PJT Personnel are reminded that their obligations to comply with insider trading laws continue after termination of employment or other relationship with the Company.

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A window period begins after the second full trading day on the New York Stock Exchange following a public news release of PJT Partners’ quarterly earnings for the prior fiscal quarter.
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That same trading window closes (i) with respect to PJT Partners’ first fiscal quarter window on the close of trading on the last trading day in March that is not less than 14 days prior to March 31 and (ii) with respect to the windows in PJT Partners’ second, third and fourth fiscal quarters, on the close of trading on the last trading day of the second month of such fiscal quarters (i.e., the last trading day in May, August and November). After the close of the window period, PJT Personnel, their family members and any other account for which PJT Personnel make or influence investment decisions may not purchase, sell, gift or otherwise acquire, transfer ownership or dispose of any PJT Partners securities.
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The General Counsel or his or her designee will provide a notification regarding the opening and closing of each window. In certain limited circumstances (e.g. after PJT Partners files a registration statement with the SEC in connection with a registered securities offering), the General Counsel may, in his or her discretion, after consultation with the Chief Executive Officer or the Chief Financial Officer, authorize trading in PJT Partners securities outside of window periods if the General Counsel determines that PJT Personnel are not in possession of material non-public information. PJT Personnel wishing to trade outside of window periods must follow the pre-approval procedures set forth in Section 6 below.
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PJT Partners also may close or suspend regular window periods for any reason in its sole discretion, and you will receive a notification from the General Counsel or his or her designee when this occurs.

The prohibitions against trading while aware of, or tipping, material non-public information and short-term trading apply even during a trading window. For example, if you are aware that a material acquisition or divestiture is pending or that a forthcoming publication in the financial press may affect the relevant securities market, you may not trade in the Company’s securities. Any closing or suspension of a regular window period at a date earlier than originally scheduled should be considered to be confidential information, and may not be shared with anyone other than one’s legal, financial or tax advisors or to the extent necessary to notify others of their obligations under this Policy.

Directors and officers subject to the requirements of Section 16 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) should be aware that they must disgorge to PJT Partners any profits realized from any non-exempt purchase and sale, or nonexempt sale and purchase, of the Company’s equity securities (other than an exempted security) or security-based swap agreements involving any such equity security within any period of less than six months, unless such security or security-based swap agreement was acquired in good faith in connection with a debt previously contracted.

6.
PRE-APPROVAL POLICY

PJT Personnel are required to submit for pre-approval each proposed transaction in PJT Partners securities, including gifts, pledges, contributions to a trust or other transfers of ownership, in accordance with the approval process described below before the transaction is consummated.

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Except as otherwise provided in this Policy, requests for approval may only be submitted, and approval for transactions in PJT Partners securities will generally be granted, only during a window period, and an approved transaction may only be performed during the window period in which the approval was granted and in any event within the time period specified in the approval, which may be no more than five (5) business days (at the discretion of PJT Partners’ management) from the date of the approval.
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Notwithstanding receipt of pre-approval, you may not trade in the Company’s securities if you subsequently become aware of material non-public information prior to effecting the trade.

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The General Counsel may revoke any approval previously granted and prior to execution for any reason in his or her sole discretion.
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Transactions executed pursuant to a preexisting written plan or arrangement complying with Rule 10b5-1 promulgated under the Exchange Act (“Rule 10b5-1”) and approved in advance by the office of the General Counsel and the Compliance Department shall not require pre-approval. Please refer to Section 8 below.
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The election to exchange Partnership Units for cash and/or Company securities shall not be subject to the pre-approval requirements of this Section 6, provided such exchange otherwise complies with the terms of the Partnership’s limited partnership agreement in effect from time to time, as administered by the Legal and Compliance Department. For the avoidance of doubt, any election to exchange Partnership Units for cash and/or Company securities must occur during a "window period" as set forth in Section 5 herein and at a time when you do not otherwise possess material non-public information.

This pre-approval section of this Policy also applies to transactions by family members of PJT Personnel, which includes spouses, minor children and any other family members having the same home as PJT Personnel, as well as any other account for which PJT Personnel make or influence investment decisions, such as an account for a member of their family who consults them about investment decisions or a trust account or other account as to which they have investment authority.

PJT Personnel other than Directors are required to submit to the Compliance Department each proposed transaction in PJT Partners securities before the transaction is actually commenced. A confirming “approval” or “denial” to trade in PJT Partners securities will be sent from the Compliance Department to PJT Personnel requesting such pre-approval. If the transaction is not approved or approval for such transaction has been revoked, then the proposed transaction may not be conducted. The Company has the right to deny approval for a securities transaction without reason and without explanation. The fact that approval for a transaction is granted, denied or revoked is highly confidential and should not be disclosed by the person seeking approval to anyone inside or outside of the Company.

Directors are required to contact the Corporate Secretary to obtain pre-approval for each proposed transaction in PJT Partners securities before the transaction is actually commenced.

Directors and officers subject to Section 16 of the Exchange Act shall promptly (and, in any event, within one business day) notify the Corporate Secretary of any transaction with respect to PJT Partners securities that is required to be reported under Section 16(a) of the Exchange Act.

In addition, this pre-approval section of this Policy shall apply during the period when a person is a director or officer subject to Section 16 of the Exchange Act and, unless notified otherwise by the Company, for the first six months after the person is no longer a director or officer. It is therefore the responsibility of each former director and officer subject to Section 16 of the Exchange Act for a period of six months after leaving such position, to submit, in writing, a formal notification to the Corporate Secretary at least one week in advance of any proposed transaction.

7.
CERTAIN PROHIBITED TRANSACTIONS

Whether or not unlawful, PJT Personnel are prohibited from engaging in trading activity in relation to the Company’s securities that is not consistent with a long-term investment in the Company, signal a lack of confidence in the Company or may lead to the appearance of insider trading. Accordingly, PJT Personnel may not engage in activity of the type that is designed to profit from trading (versus investing) activity or that is designed to profit from or hedge against decreases in the value of the Company’s securities. These prohibitions apply regardless of whether the equity securities have been granted to PJT Personnel as part of their compensation or are held, directly or indirectly, by such person.

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No Short Sales, Hedging or Speculative Transactions. PJT Personnel, whether or not they possess material non-public information, may not trade in options, warrants, puts and calls or similar instruments on the Company’s securities or sell such securities “short” (i.e., selling stock that is not owned and borrowing the shares to make delivery) or engage in speculative trading (e.g., “day-trading” or other arbitrage trading) that is intended to take advantage of short-term price fluctuations. Such activities may put the personal gain of such person in conflict with the best interests of the Company and its securityholders or otherwise give the appearance of impropriety. Accordingly, the Company requires a 30-day minimum hold period on any purchase of the Company’s securities. In addition, PJT Personnel may not engage in any transactions (including variable forward contracts, equity swaps, collars, exchange funds, puts, calls, options or other derivative securities) that are designed to increase in value as a result of, or hedge or offset any decrease in, the market value of the Company’s equity securities.
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Margin Accounts and Pledges. No PJT Personnel, whether or not in possession of material non-public information, may purchase the Company’s securities on margin, or borrow against any account in which the Company’s securities are held, or pledge the Company’s securities as collateral for a loan, without first obtaining pre-clearance. Arrangements should be made to cover any margin calls in cash. Request for approval must be submitted to the General Counsel (or his or her designee) at least two weeks prior to the execution of the documents evidencing the proposed pledge. The General Counsel is under no obligation to approve any request for pre-clearance and may determine not to permit the arrangement for any reason. Approvals will be based on the particular facts and circumstances of the request, including, but not limited to, the percentage amount that the securities being pledged represent of the total number of our securities held by the person making the request and the financial capacity of the person making the request. Notwithstanding the pre-clearance of any request, the Company assumes no liability for the consequences of any transaction made pursuant to such request.
8.
10b5-1 AND OTHER TRADING PLANS FOR PJT SECURITIES

A 10b5-1 trading plan is a binding, written contract between you and your broker that specifies the price, amount, and date of trades to be executed in your account in the future, or provides a formula or mechanism that your broker will follow. The provisions of this Section 8 only apply to PJT Personnel’s 10b5-1 and other trading plans related to transactions in the Company’s securities.

Any proposed trading plan or arrangement, including a 10b5-1 trading plan, can only be established when you do not possess material non-public information. Therefore, PJT Personnel cannot enter into these plans at any time when in possession of material non-public information or outside window periods. In addition, a 10b5-1 trading plan must otherwise satisfy the various other conditions and limitations set forth in Rule 10b5-1 and must otherwise not permit you to exercise any subsequent influence over how, when, or whether the purchases or sales are made.

PJT Personnel must pre-clear with the office of the General Counsel and the Compliance Department any proposed trading plans or arrangements, including 10b5-1 trading plans, prior to the establishment of such plans, to the extent such plan pertains to transacting in the Company’s securities. The Company reserves the right to withhold pre-clearance of any trading plan that the Company determines is not consistent with the rules regarding such plans. PJT Personnel will not be permitted to adopt a 10b5-1 trading plan if such individual has an existing contract, instruction or plan that would qualify for the affirmative defense under Rule 10b5-1, subject to the exceptions set forth in the rule. Notwithstanding any pre-clearance of a 10b5-1 or other trading plan, the Company assumes no liability for the consequences of any transaction made pursuant to such plan. The rules regarding 10b5-1 trading plans are complex and you must fully comply with them. The Company recommends that you consult your legal advisor and familiarize yourself with the limitations and conditions of the rules before proceeding.

Any modification or termination of a pre-approved 10b5-1 trading plan requires preclearance by the General Counsel or his or her designee. In addition, any modification of a pre-approved 10b5-1 trading plan must occur before you become aware of any material non-public and must comply with the requirements of the rules regarding 10b5-1 trading plans and must take place during a window period.

Transactions effected pursuant to a pre-cleared 10b5-1 trading plan will not require further pre-clearance at the time of the transaction if the plan specifies the dates, prices and amounts of the contemplated trades, or establishes a formula for determining the dates, prices and amounts. In addition, you should not trade in the Company’s securities outside of a 10b5-1 trading plan while such 10b5-1 trading plan is in effect.

Finally, for Directors and officers subject to Section 16 of the Exchange Act, 10b5-1 trading plans require special care. Because in a 10b5-1 trading plan you can specify conditions that trigger a purchase or sale, you may not even be aware that a transaction has taken place and you may not be able to comply with the SEC’s requirement that you report your transaction to the SEC within two business days after its execution. Therefore, for Directors and officers subject to Section 16 of the Exchange Act, a transaction executed according to a 10b5-1 trading plan is not permitted unless the 10b5-1 trading plan requires your broker to notify the Company before the close of business on the day of the execution of the transaction.

9.
PROTECTION OF COMMUNICATIONS WITH GOVERNMENTAL ENTITIES

Neither this Policy nor any provision in the Code of Business Conduct and Ethics or any other agreement with the Company or policy of the Company shall be deemed to prohibit any current or former director, officer or employee of the Company from communicating, cooperating or filing a charge or complaint with the SEC or any other governmental or law enforcement entity concerning possible violations of any legal or regulatory requirement, or making disclosures, including providing documents or other information to a governmental entity that are protected under the whistleblower provisions of any applicable law or regulation without notice to or approval of the Company, so long as (i) such communications and disclosures are consistent with applicable law and (ii) the information disclosed was not obtained through a communication that was subject to the attorney-client privilege (unless disclosure of that information would otherwise be permitted by an attorney pursuant to the applicable federal law, attorney conduct rules or otherwise). The Company will not limit the right of any current or former director, officer or employee receive an award for providing information pursuant to the whistleblower provisions of any applicable law or regulation to the SEC or any other government agency. Any provisions of any agreement between the Company and any current or former director, officer or employee that is inconsistent with the above language or that may limit the ability of any person to receive an award under the whistleblowing provisions of applicable law is hereby deemed invalid and will not be enforced by the Company

Revised January 6, 2025